Exhibit 99.1

AA Mission Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 16, 2024

WOODLANDS, TEXAS, September 11, 2024 – AA Mission Acquisition Corp. (NYSE: AAM.U) (the “Company”) today announced that commencing September 16, 2024, holders of the units sold in its initial public offering (the “Units”) may elect to separately trade the Class A ordinary shares and warrants included in the Units. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable.

The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “AAM” and “AAM.W”, respectively. Those Units not separated will continue to trade on the NYSE under the symbol “AAM.U”. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, or by email at ecm@clearstreet.io.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AA Mission Acquisition Corp.

AA Mission Acquisition Corp. is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries that complement the management team’s and board of directors’ background and network, and to capitalize on the ability of its management team and board of directors to identify and acquire a business, focusing on the food and beverage industry.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC's website, www.sec.gov.

Contact:

AA Mission Acquisition Corp.

Mr. Qing Sun

Chairman of the Board, Chief Executive Officer, and Director

21 Waterway Avenue, STE 300 #9732

The Woodlands, TX 77380

Email: contact@aamission.net

Website: www.aamission.net